Exhibit 99.1

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) LOWERS GUIDANCE

Denver, CO; October 14, 2004 – Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States based on airline tickets sold, today revised revenue, EBITDA and EPS guidance for the third quarter ended September 30, 2004. The revisions to previous guidance resulted from the impact of European commission reductions, customer contract renegotiations, events causing the deferral of certain meeting and incentive revenues, reduction of override commission payments as some customers switch to agreements net of overrides, and faster than anticipated on-line adoption among customers, outpacing the company’s cost management measures. Together, these factors caused an unexpected decrease in revenues per transaction for the Company’s travel management business, lowering net profit per transaction.

The Company also lowered its 2004 fourth quarter guidance and full year 2004 expectations. The revised guidance is summarized below:

Summary Quarterly Guidance for 2004 (In millions, except per share data)

	Q3 2004E		Q4 2004E		FY 2004E
	Prior	New	Prior	New	Prior	New
Revenues	$106.0	$113.5 - $114.5	$102.0	$100.0 - $104.0	$416.0	$428.1 - $433.1
EBITDA*	$17.5	$13.0 - $14.0	$11.4	$10.0 - $11.0	$60.0	$54.2 - $56.2
Diluted EPS#	$0.47	$0.28 - $0.30	$0.22	$0.16 - $0.18	$1.54	$1.30 - $1.34

*	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Navigant’s EBITDA can be calculated by adding provision for income taxes, interest expense, net and other, and depreciation and amortization expense to the Company’s net income. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as a substitute for net income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.
#	Prior Q3, Q4 and full year 2004 diluted earnings per share were based on 15.5 million shares outstanding; revised Q3, Q4 and full year 2004 diluted earnings per share are based on 16.0 million shares outstanding.

Navigant International Third Quarter Preview, 10/14/04	page 2

Edward S. Adams, Chairman and Chief Executive Officer, commented, “Third quarter transaction levels were within the Company’s projected levels, and we expect to see an overall increase in top-line revenue, largely due to acquisitions earlier in the year. As a result of several factors, however, our operating results will be reduced to levels below our prior guidance. We believe two of the primary causes are one-time events, and thus are not expected to reoccur.

“More specifically, these two items involve the effect of the loss of European commissions on our operations, including our military and government offices within Europe, and unanticipated delays causing the deferral of revenues related to certain incentive programs. We have now secured contract modifications with both the US Army and the US Air Force to mitigate the impact of the new ‘no-commission’ environment in Europe on our agreements with those entities. Unfortunately, unlike previous modifications, these are prospective only; we have relief from October 1, 2004 forward, but not for September. In anticipation of the commission reductions, we also had planned and begun implementing cost reduction programs in Europe, and we believe that we will see the effects of these initiatives in future quarters. We also expect that the deferred incentive income will be recognized in future quarters.

“Another significant factor in our revised forecast was the impact of renegotiated customer contracts implemented during the quarter. We saw the largest effects of these new agreements in September. We are working to manage our costs and productivity under these new arrangements.

“We are also seeing various airlines become more aggressive in the market, offering some of our mid-size and smaller customers preferred contracts net of overrides. We have been working to shift this revenue reduction to our clients, but with current pricing pressures in the market, it is becoming evident that we will also have to reduce our revenue expectations for some clients going forward. As always, we are looking at ways to manage costs and increase productivity and efficiency to offset the lost revenue.

“The last significant factor is the timing of our customers’ adoption of on-line booking solutions. Cost reductions cannot linearly follow that process; to maintain service levels, we generally do not remove an agent until sufficient transactions have been migrated to an on-line solution to allow the complete removal of that agent. Thus, our cost savings initiatives typically lag behind adoption rates.”

Robert C. Griffith, Chief Operating Officer and Chief Financial Officer, said, “September has a disproportionate amount of third quarter transactions, and the confluence of all of these factors in September magnified their impact. In addition, although we monitor transactions daily, we rely heavily on post-quarter end reconciliations of billings and revenues, including revenues from both vendors and customers. Thus, our operating results can only be accurately quantified after the end of the period.

Navigant International Third Quarter Preview, 10/14/04	page 3

“We currently estimate that the one-time events comprise approximately one-half of the third quarter reduction in earnings per share. We plan to address the balance through additional cost saving measures and renegotiations. “

Mr. Griffith concluded, “Expenses for the quarter were in line with our budget, and we believe the company will remain in compliance with its debt agreements, even with the lower results.”

Navigant International will report third quarter results and host a conference call reviewing third quarter results on Tuesday, October 26, 2004 at 11:00 a.m. EDT. The conference call number is 800-218-0204. Please call 10 minutes in advance to ensure that you are connected prior to the presentation. A live Webcast of the call will also be available on www.fulldisclosure.com (requires a Windows Media Player).

About Navigant International, Inc.

Denver-based Navigant International, Inc., d/b/a TQ3NAVIGANT, is the second largest corporate travel management business services provider in North America based on airline tickets sold serving corporate, government, military, leisure, and meetings and incentive clients. Through its strategic joint venture with a leading European travel management company, TQ3NAVIGANT markets its services worldwide. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR™ powered reporting tools; Passportal™, an online corporate travel management solution; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. The Company currently employs more than 4,700 associates and has operations in approximately 1,000 locations in 20 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.”

This news release contains forward-looking statements, including statements about the Company’s financial results, transaction volumes, growth strategies and opportunities, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, finalization of the results for the third quarter of 2004, our significant indebtedness and variable interest payment obligations, restrictions in our credit facility on our ability to finance future operations or capital needs, disruptions in the travel industry such as those caused by terrorism, war or general economic downturn, competition, our ability to continue to acquire and integrate potential future acquisitions, our ability to manage our business and implement growth strategies, failure of technology on which we rely, other risks described in the Company’s annual report on Form 10-K for the year ended December 28, 2003, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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